EXECUTION VERSION
Exhibit 99.2

FUSION-LYNX HOLDINGS
SHAREHOLDERS AGREEMENT
NOVEMBER 14, 2019

TABLE OF CONTENTS
Page
Section 1

DEFINITIONS
1.1	Certain Definitions	1
1.2	Other Defined Terms	7
1.3	Interpretation	9

Section 2

COMPANY CORPORATE GOVERNANCE
2.1	General	10
2.2	Composition of the Board of Directors; Committees	10
2.3	Removal and Replacement of Directors	11
2.4	Board Meetings	12
2.5	Action by the Board	12
2.6	Remuneration of Directors	13
2.7	Management	13
2.8	Director Information Rights	14
Section 3

TARGET CORPORATE GOVERNANCE
3.1	General	14
3.2	Composition of the Target Board of Directors; Committees	14
3.3	Removal and Replacement of Target Directors	15
3.4	Target Board Meetings	16
3.5	Action by the Target Board	17
3.6	Remuneration of Target Directors	17
3.7	Target Management	17
3.8	Target Director Information Rights	18
Section 4

INFORMATION RIGHTS; BUSINESS PLANS
4.1	Information Rights	19
4.2	Business Plans	19
4.3	Access	19

Section 5
PRE-EMPTIVE RIGHT
5.1	General	20

i

5.2	Procedures	20
5.3	Sales by the Company	21

Section 6
RESTRICTIONS ON TRANSFER
6.1	General	21
6.2	Permitted Transfers	21
6.3	Prohibited Transfers	22
6.4	Right of First Refusal	22
6.5	Tag-Along Right	23
6.6	No Circumvention of Share Transfer Restrictions	24

Section 7
RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS
7.1	Legend	25
7.2	Stop Transfer Instructions	25

Section 8
ADDITIONAL AGREEMENTS
8.1	Investor Transactions	25
8.2	Exit	26
8.3	Incentive Programs	26
8.4	Confidentiality	26
8.5	Insurance Coverage	27
8.6	Listing Vehicle	27
8.7	Registration Rights	28
8.8	Indemnification	28
8.9	Compliance with Anti-corruption Laws	28
8.10	FATCA	29
8.11	Tax Information and Assistance	29
8.12	Tax Status	29
8.13	PFIC	30
8.14	Withholding Taxes	30
8.15	Significant Shareholder	30
Section 9

MISCELLANEOUS
9.1	Notices	30
9.2	Successors and Assigns; Binding Effect; Benefits	31
9.3	Severability	31
9.4	Termination	31
9.5	Amendment; Waiver	32
9.6	Governing Law	32
ii

9.7	Dispute Resolution	32
9.8	Specific Performance	33
9.9	Representations and Warranties	33
9.10	Counterparts	33
9.11	Further Assurances	33
9.12	Conflict; Amendment to Organizational Documents	33
9.13	Titles and Subtitles	34
9.14	Entire Agreement	34
9.15	Delays or Omissions	34
9.16	Telecopy Execution and Delivery	34
9.17	Aggregation of Shares	34
9.18	Non-Recourse	34
9.19	Mutual Drafting	35
9.20	No Partnership	35
SCHEDULE A	SHAREHOLDING

EXHIBIT A	FORM OF ADHERENCE AGREEMENT

EXHIBIT B	NOTICE ADDRESSES

iii

          SHAREHOLDERS AGREEMENT
This Shareholders Agreement (this “Agreement”) dated as of November 14, 2019 is entered into by and among Fusion-Lynx Holdings, a company incorporated under the Laws of the Cayman Islands (the “Company”), Japan NK Investment KK, a joint stock company incorporated under the Laws of Japan (“JNKI”), and Hudson Global Finance DE II, LLC, a limited liability company organized under the Laws of Delaware (“Hudson” and, together with JNKI, the “Investors” and each an “Investor”). The Company, the Investors and any person who signs an adherence agreement to this Agreement pursuant to Section 6.1 shall hereinafter be referred to collectively as the “Parties” and each as a “Party”.
RECITALS
WHEREAS, upon consummation (the “Investor Transactions Closing”) of certain transactions to be agreed upon amongst the Parties hereto (the “Investor Transactions”) and assuming an investment by the Significant Shareholder, each Investor shall hold the number and class of Shares set forth opposite such Investor’s name on Schedule A.
WHEREAS, prior to the Investor Transactions Closing, the Parties anticipate that a significant current holder of Target shares (the “Significant Shareholder”) may agree to invest in the Company, and the Parties desire to set forth herein certain rights and obligations that would be granted to such Significant Shareholder in the event that such Significant Shareholder makes such an investment and accedes to this Agreement;
WHEREAS, upon the Investor Transactions Closing, the Company shall be the 100% owner of all equity interests of Sky Solar Holdings Co., Ltd. (the “Target”).
WHEREAS, the Parties desire to enter into this Agreement to agree upon certain matters pertaining to the execution of the Investor Transactions and to provide for the management of the Company and to set forth their respective rights and obligations with respect to the Company and its Affiliates subsequent to the Investor Transactions Closing.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants and obligations hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
SECTION 1

DEFINITIONS
1.1          Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:
(a)          “Affiliate” means, with respect to any person, any individual, partnership, corporation, trust or other entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.  For the avoidance of doubt, (i) an Affiliate of any person that is an investment fund or account (or a Subsidiary of any such investment fund or account) shall include each other investment fund or account (or a Subsidiary of any such other investment fund or account) managed or advised by the same fund manager or advisor or their respective Affiliates, and (ii) an Affiliate of any person that is an individual shall include (A) the spouse, offspring, parents and siblings of such individual, (B) any holding company that is one hundred percent (100%)

owned by such individual and/or such individual’s Affiliates, and (C) any trust established for bona fide estate planning purposes that is a controlled by such individual and/or such individual’s Affiliates.
(b)          “Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act 2010, in each case as amended from time to time.
(c)          “Board” means the board of directors of the Company.
(d)          “Business Day” means any day on which banks are not required or authorized to close in (i) New York, New York, United States of America, (ii) Japan, (iii) Hong Kong, or (iv) the Cayman Islands.
(e)          “Cause” shall mean conduct constituting fraud, gross negligence, willful misconduct, a violation of any civil or criminal law involving fraud, embezzlement, material financial misconduct, misappropriation of funds or applicable securities law, or any conviction of a criminal felony which has a statutory penalty of imprisonment for 3 years or more, in each case as determined by a court of competent jurisdiction.
(f)          “Change of Control” shall mean any direct or indirect Transfer, transaction, event or circumstance, whether as a result of one or a series of transactions, as a result of which the shareholders or ultimate beneficiaries of a person, or of the person’s controlling entity, cease to: (a) own, directly or indirectly, a majority of the equity interests of the person or the person’s controlling entity, as applicable; or (b) have, directly or indirectly, the right to appoint a majority of the directors of the person or the person’s controlling entity, as applicable; or (c) have the power to direct or cause the direction of the management and policies of the person or the person’s controlling entity, as applicable, whether through the ownership of equity interests, by contract or otherwise.
(g)          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
(h)          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power and ability to direct or share equally in or cause the direction of, the management and/or policies of a person, whether through ownership of voting shares or other equivalent interests of the controlled person, by contract (including by proxy) or otherwise.
(i)          “Director” means a director of the Company.
(j)          “Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.
(k)          “FATCA” means (i) Sections 1471 to 1474 of the United States Internal Revenue Code of 1986, as amended, and any associated legislation, regulations or guidance, and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes; (ii) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard

and any associated guidance; (iii) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub-paragraphs (i) and (ii); and (iv) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding sub-paragraphs.
(l)          “FATCA Agreement” means an agreement entered into by or with respect to the Company or its Subsidiaries with a Governmental Authority pursuant to FATCA.
(m)          “Fully-Diluted Basis” means, for purposes of determining Shares, equity interests of the Company or voting interests of the Company, assuming the exercise, exchange or conversion, as applicable, of any issued, outstanding and vested warrants, rights, calls, options or other securities or instruments exchangeable or exercisable for, or convertible into, Shares, equity interests of the Company or voting interests of the Company.
(n)          “Governmental Authority” means any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.
(o)          “Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).
(p)          “Group” means the Company and its Subsidiaries (including Target and its Subsidiaries) and “Group Company” means any of them.
(q)          “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
(r)          “Hudson Defined Competitors” means a list of persons deemed to be competitors of Hudson, as agreed amongst the Investors in good faith prior to the Investor Transactions Closing; provided that the list of Hudson Defined Competitors may be updated once annually by Hudson to change up to two (2) persons set forth on such list if (i) Hudson provides written notice of such proposed change to the Company and the other Investors within ten (10) days of the applicable anniversary of the date of this Agreement and (ii) such proposed change is approved by Directors constituting the Approval Ratio; provided further that such list may not be updated to include any person with whom (or with whose Affiliate) the Company or an Investor is engaged in bona fide discussions with such party (which includes the exchange of a term sheet between the parties) regarding the issuance or purchase of Shares at the time such change is proposed.
(s)          “IFRS” means the International Financial Reporting Standards as published by the International Accounting Standards Board.
(t)          “IPO” means the initial public offering and/or listing of Shares or shares of another Listing Vehicle on the Tokyo Stock Exchange or another internationally recognized securities exchange as the Investors may mutually agree (such as The Hong Kong Stock Exchange, Singapore Exchange, New York Stock Exchange, and Nasdaq).

(u)          “Japan Business” means the current business of the Group Companies relating to Japan, currently consisting of the operations of Target’s Subsidiary Sky Solar Japan K.K.., a joint stock company incorporated under the Laws of Japan (“Sky Solar Japan”).
(v)          “Japan Business Plan” shall mean the annual budget and operating plan of the Japan Business.  For the avoidance of doubt, the Japan Business Plan shall include, among other things, appropriate reserves for working capital, anticipated capital expenditures, contingent liabilities and other reserves required by applicable Law and applicable accounting standards, and a forecast of the Japan Business’s revenues, expenses and cash position on a month-to-month basis for the applicable fiscal year.
(w)          “Japanese GAAP” means the Japan generally accepted accounting principles.
(x)          “JNKI Defined Competitors” means a list of persons deemed to be competitors of JNKI, as agreed amongst the Investors in good faith prior to the Investor Transactions Closing; provided that the list of JNKI Defined Competitors may be updated once annually by JNKI to change up to two (2) persons set forth on such list if (i) JNKI provides written notice of such proposed change to the Company and the other Investors within ten (10) days of the applicable anniversary of the date of this Agreement and (ii) such proposed change is approved by Directors constituting the Approval Ratio; provided further that such list may not be updated to include any person with whom (or with whose Affiliate) the Company or an Investor is engaged in bona fide discussions (which includes the exchange of a term sheet between the parties) regarding the issuance or purchase of Shares at the time such change is proposed.
(y)          “Key Person” means each of Mr. Junichiro Mihara, Mr. Chen Rui and Mr. Neil Auerbach.
(z)          “Law” shall mean any ruling, notice, law, statute, code, rule, regulation, order, writ, ordinance, judgment, decree, treaty or other pronouncement of any Governmental Authority having the effect of law.
(aa)          “Listing Vehicle” means (i) the Company or (ii) another entity agreed upon by the Board to be utilized for the purposes of an IPO, subject to Section 8.6, that directly or indirectly owns or carries on all or substantially all of the business or assets of the Group Companies and the equity securities of which are or are intended to be listed on a stock exchange.
(bb)          “Macau” means the Macau Special Administrative Region of the PRC.
(cc)          “Management Members” means senior members of management, if any, who are granted options, restricted equity or other instruments convertible or exchangeable into, exercisable for or otherwise representing Shares under an Employee Incentive Program.
(dd)          “Minimum Ownership Amount” means, with respect to an Investor, Shares constituting at least five percent (5.0%) of the issued and outstanding Shares (on a Fully-Diluted Basis).
(ee)          “New Securities” means any shares of the Company, including the Shares, and rights, options or warrants to purchase any shares of the Company, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such shares, rights, options or warrants; provided that the term “New Securities” shall not include:
(i)          any of the options, restricted shares, restricted stock units and/or other instruments or securities exercisable for or convertible or exchangeable into, or otherwise representing, any Shares issued from time to time to the employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to any Employee Incentive Program, and any Shares issuable upon exercise, exchange or conversion of the forgoing options, restricted shares, restricted stock units and/or other instruments or securities;
(ii)          any securities issued in connection with any share split, share dividend or any subdivision of Shares or other similar event as approved by the Board and the Shareholders pursuant to this Agreement and the Organizational Documents of the Company in which all shareholders are entitled to participate on a pro rata basis;
(iii)          any securities issued in an IPO; and
(iv)          any securities issued pursuant to a bona fide acquisition of another company or business by any Group Company as approved by the Board and, where required, the Shareholders, pursuant to this Agreement and the Organizational Documents of the Company.
(ff)          “Ordinary Shares” means the ordinary shares of the Company, with par value of $0.01 per share.
(gg)          “Organizational Documents” means, with respect to the Company, its Memorandum and Articles of Association and Memorandum of Association (as amended and restated from time to time), and with respect to any other person, such person’s respective organizational documents.
(hh)          “Permitted Transferee” means, (i) with respect to a Shareholder that is a natural person, any Affiliate of such Shareholder that is a trust established for bona fide estate planning purposes and controlled by such Shareholder, and (ii) with respect to each other Shareholder, any of its controlled Affiliates.
(ii)          “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
(jj)          “PRC” means the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan).
(kk)          “Public Shares” means the equity interests (or class of equity interests) of the Listing Vehicle that are listed on the applicable stock exchange.
(ll)          “Restricted Period” means the period from the date hereof until the Second Anniversary.
(mm)          “RoW Business” means the current business of the Group Companies relating exclusively to jurisdictions other than Japan.
(nn)          “RoW Business Plan” shall mean the annual budget and operating plan of the RoW Business.  For the avoidance of doubt, the RoW Business Plan shall include, among other things, appropriate reserves for working capital, anticipated capital expenditures, contingent liabilities and other reserves required by applicable Law and applicable accounting standards, and a forecast of the RoW Business’s revenues, expenses and cash position on a month-to-month basis for the applicable fiscal year.

(oo)          “Second Anniversary” means the second anniversary of the Investor Transactions Closing.
(pp)          “Shareholder” means a holder of Shares registered in the Company’s register of members that is a Party to this Agreement whether by execution and delivery of this Agreement as of the date hereof or adherence to this Agreement in accordance with Section 6.1.
(qq)          “Shareholder Meeting” means any regular or special meeting of the Shareholders.
(rr)          “Shares” means the Ordinary Shares and any other shares of the Company.  As used in this Agreement, any and all references to a specific number of Shares shall be proportionately adjusted in the event of any share splits, combinations, consolidations, reclassifications or similar events occurring after the date of this Agreement.
(ss)          “Specified Investors” means JNKI and Hudson and any of their respective Affiliates that are Shareholders.
(tt)          “Subsidiary” means, with respect to any Party, any person (i) of which such Party or any other Subsidiary of such Party is a general or managing partner, (ii) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other equivalent governing body of such corporation or other organization) is, directly or indirectly, owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries or (iii) whose financial statements are consolidated with the financial statements of such Party for financial reporting purposes.
(uu)          “Tag Pro Rata Share” means the number of Shares in the Company held by the applicable Non-Transferring Shareholder and any and all of its Permitted Transferees by (y) a fraction (i) the numerator of which shall be the number of Shares in the Company to be Transferred by the Transferring Shareholder in connection with the Tag-Along Transfer, and (ii) the denominator of which shall be the aggregate number of Shares in the Company held by such Transferring Shareholder immediately prior to such Tag-Along Transfer.
(vv)          “Taiwan” means the islands of Taiwan.
(ww)          “Target Board” means the board of directors of the Target.
(xx)          “Target Director” means a director of the Target.
(yy)          “tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, and net worth or gross receipts taxes) imposed, levied, collected, withheld or assessed by any Governmental Authority and any interest, addition to tax, penalty, surcharge or fine in connection therewith, including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person with respect to any of the foregoing items.
(zz)          “Third Party” means a bona fide prospective purchaser of Shares in an arm’s-length transaction from a Shareholder where such purchaser is not a Party or a Permitted Transferee of such Shareholder.

(aaa)          “Trade Sale” means any (i) Transfer, in one or a series of related transactions, of all or materially all of the assets of the Group Companies, taken as a whole, or (ii) a merger, consolidation or other business combination transaction or series of transactions (including a sale or series of sales of Shares) with, directly or indirectly, a Third Party, as a result of which the Investors no longer control all or materially all of the assets of the Company and its Subsidiaries, taken as a whole.
(bbb)          “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, mortgage, charge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.
(ccc)          “US GAAP” means the United States generally accepted accounting principles.
1.2          Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below.
Affiliate	1
Agreement	1
Anti-corruption Laws	2
Arbitral Tribunal	32
Board	2
Business Day	2
Buyer	22
Cause	2
Change of Control	2
Company	1
Confidential Information	26
Contract	2
Director	2
Disclosing Party	27
Employee Incentive Program	26
Exchange Act	2
Existing Parties	1
Extension Period	23
FATCA	2
FATCA Agreement	3
FATCA Withholding Tax	29
Final Pre-Emptive Date	20
Fully Participating Investor	20
Fully-Diluted Basis	3
Government Official	3
Governmental Approvals	23
Governmental Authority	3
Group	3
Group Company	3
Hong Kong	3
Hudson	1
Hudson Defined Competitors	3
IFRS	3
Indemnified Liabilities	28

Indemnified Parties	28
Investor	1
Investor Transactions	1
Investor Transactions Closing	1
Investors	1
IPO	3
Issuance Notice	20
Japan Business	4
Japan Business Board Committee	11
Japan Business Plan	4
Japan Business Target Board Committee	15
Japan Management	13
Japanese GAAP	4
JNKI	1
JNKI Defined Competitors	4
Joint Venture Committee	11
Key Officers	13
Key Person	4
Law	4
LCIA Rules	32
Listing Vehicle	4
Macau	4
Management Members	4
Minimum Ownership Amount	4
New Securities	4
Non-Transferring Shareholders	22
Ordinary Shares	5
Organizational Documents	5
Parties	1
Party	1
Permitted Transferee	5
person	5
PFIC	30
PRC	5
Pre-Emptive Period	20
Proposed Business Plans	19
Public Shares	5
Restricted Period	5
ROFR Acceptance Period	22
ROFR Closing	23
ROFR Notice of Acceptance	22
ROFR Shares	22
ROFR Transfer Notice	22
RoW Business	5
RoW Business Plan	5
ROW Business Target Board Committee	15
RoW Management	14
Second Anniversary	6
Shareholder	6
Shareholder Meeting	6
Shares	6

Significant Shareholder	1
Sky Solar Japan	4
Specified Investors	6
Subsidiary	6
Tag Pro Rata Share	6
Tag-Along Right	23
Tag-Along Shares	24
Tag-Along Transfer	23
Taiwan	6
Target	1
Target Board	6
Target Director	6
Target Key Officers	17
tax	6
Third Party	6
Trade Sale	7
Transfer	7
Transferred	7
Transferring	7
Transferring Shareholder	22
US GAAP	7
US$	9
Withholding Taxes	3
1.3          Interpretation.  When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” mean a calendar day unless otherwise indicated as a “Business Day.”

SECTION 2

COMPANY CORPORATE GOVERNANCE
2.1          General.  From and after the date hereof, each Shareholder shall vote all of the Shares now held or hereafter acquired by it, at any Shareholder Meeting or in any written consent or resolution of Shareholders and shall take, subject to applicable Law, all other actions necessary or required to give effect to the provisions of this Agreement, including ensuring that the Organizational Documents of the Company and its Subsidiaries (including the Target) do not at any time conflict with any provision of this Agreement. Without prejudice to the foregoing, each Investor shall use its best efforts to procure that each Director designated by such Investor pursuant to Section 3.2 or Section 3.3 shall, subject to any fiduciary duties of such Director to the Company, vote and take all other action necessary or required to implement the provisions of this Agreement. Subject to Section 9.12, in all other respects, each Investor of the Company shall be entitled to vote in such Investor’s own interests.
2.2          Composition of the Board of Directors; Committees.
(a)          The number of Directors constituting the Board shall initially be five (5), consisting of:
(i)          Two (2) Directors designated by JNKI;
(ii)         Two (2) Directors designated by Hudson; and
(iii)        One (1) Director designated by the Significant Shareholder.
(b)          The JNKI designee Directors, the Hudson designee Directors and the Significant Shareholder designee Director shall be appointed on notice in writing to the Company from JNKI, Hudson or the Significant Shareholder (as applicable). The Company shall take all actions necessary or required (including calling a meeting of the Board and/or a Shareholder Meeting) to ensure that the composition of the Board is as set forth in Section 2.2(a). Each Shareholder shall vote its Shares at any Shareholder Meeting called for the purpose of electing Directors or in any written consent or resolution of Shareholders executed for such purpose in favor of the election of each individual designated pursuant to Section 2.2(a) or Section 2.3(b), and shall take all other actions reasonably necessary or required to ensure that the composition of the Board is as set forth in Section 2.2(a).
(c)          One of the JNKI designee Directors, as designated by JNKI, shall serve as the initial chairman of the Board.  The chairman of the Board shall thereafter alternate annually between a JNKI designee Director and a Hudson designee Director (such chairman of the Board designated by JNKI or Hudson, as applicable).
(d)          The Company shall cause each board of directors or other equivalent governing body of each Subsidiary of the Company (other than the Target, the governance of which shall be in accordance with Section 3) to (i) with respect to such Subsidiaries engaged in the Japan Business (including Sky Solar Japan), include solely members designated by JNKI (in its sole and absolute discretion); and (ii) with respect to such Subsidiaries engaged in the RoW Business, include solely members designated by Hudson (in its sole and absolute discretion).  Without limiting the foregoing, the Investors agree that as of the date hereof Mr. Chen Rui and Mr. Junichiro Mihara shall be designated as the representative directors of Sky Solar Japan.  Each Shareholder agrees to vote its Shares at any Shareholder Meeting or in any written consent or resolution of the Shareholders, and, if applicable, to cause any Director designated by it on the Board, subject to his or her fiduciary duties, to vote and take other appropriate action to effect the agreements in this Section 2.2(d) in respect of any applicable Subsidiary of the Company.

(e)          The Company shall have, and the Board shall establish, a joint venture committee (the “Joint Venture Committee”), consisting of four (4) Directors, who shall be the two (2) JNKI designee Directors and the two (2) Hudson designee Directors.  The Joint Venture Committee shall meet twice every quarter, during the months in which a Board meeting is not being held in accordance with Section 2.4 at a time and place mutually agreed between JNKI and Hudson.  The purpose of the Joint Venture Committee shall be for JNKI and Hudson to engage in discussions and exchange information regarding the progress and results (as well as any estimates or revisions with respect thereto) of the Japan Business/Japan Business Plan and RoW Business/RoW Business Plan, respectively, and any other purpose which the Board may designate from time to time. In addition, the Company shall have, and the Board shall establish, (i) a committee consisting of the two (2) JNKI designee directors (the “Japan Business Board Committee”) and (ii) a committee consisting of the two (2) Hudson designee directors (the “ROW Business Board Committee”).  The Board shall delegate to (x) the Japan Business Board Committee full power and authority with respect to all aspects of the Japan Business to the Japan Business Board Committee and (y) the RoW Business Board Committee, full power and authority with respect to all aspects of the operation of the RoW Business to the RoW Business Board Committee.  The Japan Business Board Committee and the ROW Business Board Committee shall report at each meeting of the Joint Venture Committee and the Board on the progress and results (as well as any estimates or revisions with respect thereto) of the Japan Business/Japan Business Plan and RoW Business/RoW Business Plan, respectively, and any other purpose which the Board may designate from time to time. The Company shall also have such other committees as the Board deems necessary or appropriate to facilitate the operation of the Company and support and assist the Board in respect of the matters under such committees’ responsibility.
(f)          The Company shall have, and the Board shall establish, an audit committee, consisting of two (2) Directors, who shall be one (1) JNKI designee Director and one (1) Hudson designee Director, and which, amongst any other duties the Board may delegate from time to time, shall establish (i) guidelines for signature authority over cash accounts in accordance with good corporate governance and under the advice of the Company’s auditor, and (ii) general corporate governance policies and procedures for the Company, in accordance with best practices.
2.3          Removal and Replacement of Directors.
(a)          Each Investor shall have the absolute right to remove any Director designated by it at any time at its sole discretion. The JNKI designee Directors, the Hudson designee Directors and the Significant Shareholder designee director shall be removed on notice in writing to the Company from JNKI, Hudson or the Significant Shareholder (as applicable). Each Shareholder shall vote its Shares at any Shareholder Meeting or in any written consent or resolution of Shareholders so as to effectuate such right and shall not otherwise vote its Shares or execute any written consent or resolution in favor of the removal of any Director designated by an Investor.
(b)          If, as a result of death, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board, the Investor entitled under Section 2.2(a) to designate such Director whose death, resignation, removal or other departure resulted in such vacancy shall (for so long as such Investor continues to be so entitled) have the absolute right to designate another individual to serve in place of such Director. Such individual shall be appointed on notice in writing to the Company from the relevant Investor. If required, each Shareholder shall vote its Shares (including by written consent) to elect such individual to the Board as soon as practicable thereafter.

2.4          Board Meetings.
(a)          Meetings of the Board shall take place at least once every two (2) months unless otherwise determined by the Board. Consistent with Section 8.12, Board meetings shall be held in a location and at a time agreed by at least four (4) of the Directors.
(b)          A meeting of the Board may be called by any Director by giving notice in writing to the Chief Executive Officer, the Secretary of the Company (if any) or the other Directors specifying the date, time, location and agenda for such meeting. The Chief Executive Officer or the Secretary (as applicable) shall, promptly following receipt of any such notice, deliver a copy of such notice to each Director, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than five (5) Business Days’ prior written notice shall be given to each Director; provided that such notice period (i) shall not apply in the case of an adjourned meeting held pursuant to Section 2.5(a), (ii) may be reduced with the unanimous written consent of the Directors, (iii) may be waived by any Director who fails to receive the notice of the meeting but chooses to attend the meeting and (iv) may be waived by unanimous resolution of all of the Directors then appointed at a meeting.
(c)          To the extent permitted by applicable Law, Directors may participate in Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided that each Director taking part in the meeting is able to hear each other Director taking part in such meeting; provided, further, that each Director must acknowledge his or her presence for the purpose of the meeting and any Director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Section 2.5(a).  A Director so participating at a meeting (and not a Director who has attended such meeting solely for the purpose of objecting to notice or to non-compliance with any other applicable procedural requirements of such meeting) shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting.
(d)          Any action that may be taken by the Directors at a Board meeting may alternatively be taken by a written resolution signed by at least four (4) of the Directors. The expressions “written” and “signed” include writings or signatures transmitted by facsimile or e-mail or other electronic means.
(e)          In the absence of the Director serving as chairman at any Board meeting, a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.
(f)          The Company shall always prepare and keep accurate and complete minutes of the Board’s meetings, which shall register all resolutions. All Directors shall have the right to request copies of minutes of the Board. At each meeting of the Board, the minutes of the previous Board meeting shall be submitted to the Directors for review and comment. All deliberations of the Board shall be held, all resolutions shall be approved, and all meeting minutes shall be prepared, in English, unless otherwise agreed by all the Directors present at the meeting.
2.5          Action by the Board.
(a)          All meetings of the Board shall require a quorum of at least four (4) of the Directors (which must include all Hudson and JNKI Directors). If such a quorum is not present within thirty (30) minutes after the time scheduled for the meeting, the meeting shall be adjourned, the Parties shall reschedule the meeting within five (5) Business Days in good faith and the Directors shall be obliged to participate in such adjourned meeting in good faith. The quorum at such adjourned meeting shall be the number of Directors present at such adjourned meeting and shall not require the presence of any particular Director. No Shareholder shall take any action, including causing any of its designees to the Board, if any, to not attend meetings of the Board, with the intent to frustrate the ability of the Board to achieve a quorum required by this Section 2.5(a).
(b)          At any Board meeting, each Director may exercise one vote only. Any Director may, by written notice to the chairman of the Board, appoint an alternate Director to attend and vote for such first Director at any Board Meeting. The adoption of any resolution of the Board shall require the affirmative vote of at least four (4) of the Directors present at a duly constituted meeting of the Board. A Director shall not be prevented from voting on account of any conflict of interest in relation to that Director or the Investor that designated him or her as a Director or any Affiliate of such Investor so long as such Director has disclosed to the Board the nature of such conflict of interest prior to voting on the matter with respect to which such conflict of interest exists.
2.6          Remuneration of Directors.  No Director shall be entitled to any remuneration for serving in such capacity except for: (a) reimbursement of reasonable out-of-pocket expenses in connection with the performance of his or her duties as Director, (b) if such Director is otherwise an employee of or consultant to the Company, remuneration received in such capacity or (c) any benefit under any Employee Incentive Program. Without limiting the foregoing, the Company shall pay all reasonable, documented and out-of-pocket expenses incurred by each Director or director of any Subsidiary of the Company in connection with attending any meeting of the Board or any committee thereof, or any meeting of the board of directors or other equivalent governing body of any Subsidiary of the Company or any committee thereof.
2.7          Management.
(a)          Subject to Section 2.7(b) and Section 2.7(c), the conduct and execution of the day-to-day operations of the Company shall be conducted and executed by the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer (the “Key Officers”), and may also include one (1) or more vice presidents or other officers.  The Board shall have the authority to appoint and terminate the Key Officers and other officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.
(b)          A management team designated solely by JNKI shall be responsible for the preparation and execution of the Japan Business Plan and the conduct and execution of the day-to-day operations of the Group Companies (including, to the extent engaged in the Japan Business, the Company and the Target) engaged in the Japan Business.  The Shareholders and the Company agree that such management team designated by JNKI, in its sole and absolute discretion, with respect to the operation of the Japan Business (the “Japan Management”) may not be removed, and the Investors shall direct their respective designated Directors to not remove any member of the Japan Management, except at the direction of JNKI or pursuant to the then-effective Board-approved employment agreement of such member of the Japan Management.  In the case of any such removal of a member of the Japan Management, JNKI shall have the right, in its sole and absolute discretion, to designate any replacement.  JNKI and the Japan Management shall have the authority to and retain and terminate employees, agents and consultants of the Japan Business and to delegate such duties to any such officers, employees, agents and consultants as JNKI and the Japan Management deem appropriate, including the power, acting individually or jointly, to represent and bind the Group Companies engaged in the Japan Business in all matters, in accordance with the scope of their respective duties.  The Company and the Shareholders shall take any and all necessary actions required to give full effect to this Section 2.7(b).

(c)          A management team designated solely by Hudson shall be responsible for the preparation and execution of the RoW Business Plan and the conduct and execution of the day-to-day operations of the Group Companies (including, to the extent engaged in the RoW Business, the Company and the Target) engaged in the RoW Business.  The Shareholders and the Company agree that such management team designated by Hudson, in its sole and absolute discretion, with respect to the operation of the RoW Business (the “RoW Management”) may not be removed, and the Investors shall direct their respective designated Directors to not remove any member of the RoW Management, except at the direction of Hudson or pursuant to the then-effective Board-approved employment agreement of such member of the RoW Management. In the case of any such removal of a member of the RoW Management, Hudson shall have the right, in its sole and absolute discretion, to designate any replacement.  Hudson and the RoW Management shall have the authority to and retain and terminate employees, agents and consultants of the RoW Business and to delegate such duties to any such officers, employees, agents and consultants as Hudson and the RoW Management deem appropriate, including the power, acting individually or jointly, to represent and bind the Group Companies engaged in the RoW Business in all matters, in accordance with the scope of their respective duties.  The Company and the Shareholders shall take any and all necessary actions required to give full effect to this Section 2.7(c).
2.8          Director Information Rights.
(a)          Any Director shall be entitled to reasonably examine the books, accounts and records of the Company or any other Group Company and shall have reasonable access to any and all properties, facilities, premises, officers, employees, other personnel, auditors, legal counsel and other advisors of any Group Company. In such case, the Company shall promptly provide such information relating to the business affairs and financial position of any Group Company as such Director may reasonably request and such Director may provide such information to the Investor who has designated such Director to the Board.
(b)          The Company shall promptly notify each Director in writing of: (i) any matters which have had, or are reasonably likely to have, a material effect on the Group Companies, taken as a whole; (ii) any matters that may lead to (A) material liability of any Group Company, including any legal proceedings that have been instituted or any material threatened legal proceedings; and (B) material contingent liability on any Group Company; and (iii) any criminal or material regulatory proceeding, investigation by a Governmental Authority or similar event that is pending or threatened against any Group Company.
SECTION 3

TARGET CORPORATE GOVERNANCE

3.1          General.  From and after the date hereof, the Company, as sole shareholder of the Target, shall, at any regular or special meeting of the Target shareholders or in any written consent or resolution of Target shareholders and shall take, subject to applicable Law, all other actions necessary or required to give effect to the provisions of this Agreement, including ensuring that the Organizational Documents of the Target and its Subsidiaries do not at any time conflict with any provision of this Agreement. Without prejudice to the foregoing, each Investor shall use its best efforts to procure that each Target Director designated by such Investor pursuant to Section 3.2 or Section 3.3 shall, subject to any fiduciary duties of such Target Director to the Company, vote and take all other action necessary or required to implement the provisions of this Agreement. Subject to Section 9.12, in all other respects, each Investor of the Company shall be entitled to vote in such Investor’s own interests.
3.2          Composition of the Target Board of Directors; Committees.

(a)          The number of Target Directors constituting the Target Board shall initially be five (5), consisting of:
(i)          two (2) Target Directors designated by JNKI;
(ii)          two (2) Target Directors designated by Hudson; and
(iii)          one (1) Target Director designated by the Significant Shareholder.
(b)          The Company shall procure that the Target cause each individual designated pursuant to Section 3.2(a) or Section 3.3(b) to be nominated to serve as a Target Director.  The Company shall cause the Target to take all actions necessary or required (including calling a meeting of the Target Board and/or a shareholder meeting of Target) to ensure that the composition of the Target Board is as set forth in Section 3.2(a). The Company shall vote its shares in Target at any shareholder meeting of the target called for the purpose of electing Target Directors or in any written consent or resolution of shareholders of the Target executed for such purpose in favor of the election of each individual designated pursuant to Section 3.2(a) or Section 3.3(b), and shall take all other actions reasonably necessary or required to ensure that the composition of the Target Board is as set forth in Section 3.2(a).
(c)          One of the JNKI designee Target Directors, as designated by JNKI, shall serve as the initial chairman of the Target Board.  The chairman of the Target Board shall thereafter alternate annually between a JNKI designee Target Director and a Hudson designee Target Director.
(d)          The Company shall cause any committee of the Target Board to include at least one (1) JNKI designee Target Director and one (1) Hudson designee Target Director; provided that any either of JNKI or Hudson may, from time to time in its sole discretion, decline to designate a Target Director for any such committee.
(e)          The Company shall cause the Target to have, and the Target Board shall establish, (i) a committee consisting of the two (2) JNKI designee Target Directors (the “Japan Business Target Board Committee”) and (ii) a committee consisting of the two (2) Hudson designee Target Directors (the “ROW Business Target Board Committee”).  The Target Board shall delegate to (x) the Japan Business Board Committee full power and authority with respect to all aspects of the Japan Business to the Japan Business Board Committee and (y) the RoW Business Target Board Committee, full power and authority with respect to all aspects of the operation of the RoW Business to the RoW Business Target Board Committee.  The Japan Business Target Board Committee and the ROW Business Target Board Committee shall report at each meeting of the Target Board on the progress and results (as well as any estimates or revisions with respect thereto) of the Japan Business/Japan Business Plan and RoW Business/RoW Business Plan, respectively. The Target shall also have such other committees as the Target Board deems necessary or appropriate to facilitate the operation of the Target and support and assist the Target Board in respect of the matters under such committees’ responsibility.
3.3          Removal and Replacement of Target Directors.
(a)          Each Investor shall have the absolute right to require the Company to remove any Target Director designated by it at any time at its sole discretion. The Company shall vote its shares at any shareholder meeting of the Target or in any written consent or resolution of shareholders so as to effectuate such right and shall not otherwise vote its shares or execute any written consent or resolution in favor of the removal of any Target Director designated by an Investor.

(b)          If, as a result of death, resignation, removal or otherwise, there shall exist or occur any vacancy on the Target Board, the Investor entitled under Section 3.2(a) to designate such Target Director whose death, resignation, removal or other departure resulted in such vacancy shall (for so long as such Investor continues to be so entitled) have the absolute right to designate another individual to serve in place of such Target Director and the Company shall vote its shares in the Target (including by written consent or resolution) to appoint such individual to the Target Board as soon as practicable thereafter.
3.4          Target Board Meetings.
(a)          Meetings of the Target Board shall take place at least once every two (2) months unless otherwise determined by the Target Board. Consistent with Section 8.12, Board meetings shall be held in a location and at a time agreed by at least four (4) of the Target Directors.
(b)          A meeting of the Target Board may be called by any Target Director by giving notice in writing to the Target Chief Executive Officer, the Secretary of the Target (if any) or the other Target Directors specifying the date, time, location and agenda for such meeting. The Target Chief Executive Officer or the Target Secretary (as applicable) shall, promptly following receipt of any such notice, deliver a copy of such notice to each Target Director, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than five (5) Business Days’ prior written notice shall be given to each Target Director; provided that such notice period (i) shall not apply in the case of an adjourned meeting held pursuant to Section 3.5(a), (ii) may be reduced with the unanimous written consent of the Target Directors, (iii) may be waived by any Target Director who fails to receive the notice of the meeting but chooses to attend the meeting, and (iv) may be waived by unanimous resolution of all of the Directors then appointed at a meeting.
(c)          To the extent permitted by applicable Law, Target Directors may participate in Target Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided that each Target Director taking part in the meeting is able to hear each other Target Director taking part in such meeting; provided, further, that each Target Director must acknowledge his or her presence for the purpose of the meeting and any Target Director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Section 3.5(a).  A Target Director so participating at a meeting (and not a Target Director who has attended such meeting solely for the purpose of objecting to notice or to non-compliance with any other applicable procedural requirements of such meeting) shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting.
(d)          Any action that may be taken by the Target Directors at a Target Board meeting may alternatively be taken by a written resolution signed by at least four (4) of the Target Directors. The expressions “written” and “signed” include writings or signatures transmitted by facsimile or e-mail or other electronic means.
(e)          In the absence of the Target Director serving as chairman at any meeting, a chairman of the meeting shall be appointed or elected by the Target Directors present at the meeting.
(f)          The Target shall always prepare and keep accurate and complete minutes of the Target Board’s meetings, which shall register all resolutions. All Target Directors shall have the right to request copies of minutes of the Target Board. At each meeting of the Target Board, the minutes of the previous Target Board meeting shall be submitted to the Target Directors for review and comment. All deliberations of the Target Board shall be held, all resolutions shall be approved, and all meeting minutes shall be prepared, in English, unless otherwise agreed by all the Target Directors present at the meeting.

3.5          Action by the Target Board.
(a)          All meetings of the Target Board shall require a quorum of at least four (4) of the Target Directors (which must include all Hudson and JNKI Directors). If such a quorum is not present within thirty (30) minutes after the time scheduled for the meeting, the meeting shall be adjourned, the Parties shall reschedule the meeting within five (5) Business Days in good faith and the Target Directors shall be obliged to participate in such adjourned meeting in good faith. The quorum at such adjourned meeting shall be the number of Target Directors present at such adjourned meeting and shall not require the presence of any particular Target Director. Neither the Company nor any Investor shall take any action, including causing any of its designees to the Target Board, if any, to not attend meetings of the Target Board, with the intent to frustrate the ability of the Target Board to achieve a quorum required by this Section 3.5(a).
(b)          At any Target Board meeting, each Target Director may exercise one vote only. Any Target Director may, by written notice to the chairman of the Target Board, appoint an alternate Target Director to attend and vote for such first Target Director at any Target Board Meeting. The adoption of any resolution of the Target Board shall require the affirmative vote of at least four (4) of the Target Directors present at a duly constituted meeting of the Target Board. A Target Director shall not be prevented from voting on account of any conflict of interest in relation to that Target Director or the Investor that designated him or her as a Target Director or any Affiliate of such Investor so long as such Target Director has disclosed to the Target Board the nature of such conflict of interest prior to voting on the matter with respect to which such conflict of interest exists.
(c)          Subject to any additional requirements imposed by applicable Law, this Agreement and the Organizational Documents of the Target, the Company shall procure that the Target shall not, and shall cause its Subsidiaries not to, adopt any change to the applicable Organizational Documents that is adverse to the rights of an Investor hereunder without such Investor’s prior affirmative written consent or approval, which may be exercised by the affirmative vote of a Target Director designated by such Investor at a meeting of the Target Board at which such action is considered.
3.6          Remuneration of Target Directors.  No Target Director shall be entitled to any remuneration for serving in such capacity except for: (a) reimbursement of reasonable out-of-pocket expenses in connection with the performance of his or her duties as Target Director, (b) if such Target Director is otherwise an employee of or consultant to the Target, remuneration received in such capacity, (c) payment of customary director fees to independent Target Directors or (d) any benefit under any Employee Incentive Program. Without limiting the foregoing, the Company shall cause the Target to pay all reasonable, documented and out-of-pocket expenses incurred by each Target Director or director of any Subsidiary of the Target in connection with attending any meeting of the Target Board or any committee thereof, or any meeting of the board of directors or other equivalent governing body of any Subsidiary of the Target or any committee thereof.
3.7          Target Management.
(a)          Subject to Section 2.7(b) and Section 2.7(c), the conduct and execution of the day-to-day operations of the Target and its Subsidiaries shall be conducted and executed by the Target Chief Executive Officer, Target Chief Financial Officer, and Target Chief Operating Officer (the “Target Key Officers”), and may also include one (1) or more vice presidents or other officers.  Subject to Section 2.7(b) and Section 2.7(c), the Target Board shall have the authority to appoint and terminate the Target Key Officers and other officers of the Target and retain and terminate employees, agents and consultants of the

Target and to delegate such duties to any such officers, employees, agents and consultants as the Target Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Target in all matters, in accordance with the scope of their respective duties.
(b)          The Japan Management shall be responsible for the preparation and execution of the Japan Business Plan and the conduct and execution of the day-to-day operations of the Target (to the extent engaged in the Japan Business) and its Subsidiaries engaged in the Japan Business.  The Shareholders and the Company agree that the Japan Management may not be removed, and the Investors shall direct their respective designated Target Directors to not remove any member of the Japan Management, except for at the direction of JNKI or pursuant to the then-effective employment agreement of such member of the Japan Management. In the case of any such removal of a member of the Japan Management, JNKI shall have the right, in its sole and absolute discretion, to designate any replacement.  JNKI and the Japan Management shall have the authority to and retain and terminate employees, agents and consultants of the Japan Business and to delegate such duties to any such officers, employees, agents and consultants as JNKI and the Japan Management deem appropriate, including the power, acting individually or jointly, to represent and bind the Target (to the extent relating to the Japan Business) and its Subsidiaries engaged in the Japan Business in all matters, in accordance with the scope of their respective duties.  The Company shall cause the Target to, and the Shareholders shall take any and all necessary actions required to give full effect to, this Section 3.7(b).
(c)          The RoW Management shall be responsible for the preparation and execution of the RoW Business Plan and the conduct and execution of the day-to-day operations of the Target (to the extent engaged in the RoW Business) and its Subsidiaries  engaged in the RoW Business.  The Shareholders and the Company agree that the RoW Management may not be removed, and the Investors shall direct their respective designated Target Directors to not remove any member of the RoW Management, except for at the direction of Hudson or pursuant to the then-effective employment agreement of such member of the RoW Management. In the case of any such removal of a member of the RoW Management, Hudson shall have the right, in its sole and absolute discretion, to designate any replacement.  The RoW Management shall have the authority to and retain and terminate employees, agents and consultants of the RoW Business and to delegate such duties to any such officers, employees, agents and consultants as Hudson and the RoW Management deem appropriate, including the power, acting individually or jointly, to represent and bind the Target (to the extent relating to the RoW Business) and its Subsidiaries engaged in the RoW Business in all matters, in accordance with the scope of their respective duties.  The Company shall cause the Target to, and the Shareholders shall take any and all necessary actions required to give full effect to, this Section 3.7(c).
3.8          Target Director Information Rights.
(a)          Any Target Director shall be entitled to reasonably examine the books, accounts and records of the Target or any of its Subsidiaries and shall have reasonable access to any and all properties, facilities, premises, officers, employees, other personnel, auditors, legal counsel and other advisors of the Target or any of its Subsidiaries. In such case, the Target shall promptly provide such information relating to the business affairs and financial position of the Target or any of its Subsidiaries as such Target Director may reasonably request and such Target Director may provide such information to the Investor who has designated such Target Director to the Target Board (if applicable).
(b)          The Target shall promptly notify each Target Director in writing of: (i) any matters which have had, or are reasonably likely to have, a material effect on the Target or any of its Subsidiaries, taken as a whole; (ii) any matters that may lead to (A) material liability of the Target or any of its Subsidiaries, including any legal proceedings that have been instituted or any material threatened legal proceedings; and (B) material contingent liability on any of the Target or any of its Subsidiaries; and

(iii) any criminal or material regulatory proceeding, investigation by a Governmental Authority or similar event that is pending or threatened against any of the Target or any of its Subsidiaries.
SECTION 4

INFORMATION RIGHTS; BUSINESS PLANS
4.1          Information Rights.  For so long as an Investor, together with its Permitted Transferee(s), directly or indirectly, holds not less than the Minimum Ownership Amount, the Company shall provide such Investor with the following financial and business information relating to the Group Companies:
(a)          As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Group Companies as at the end of such fiscal year and consolidated statements of income and cash flows of the Group Companies for such fiscal year, in each case prepared in accordance with IFRS, US GAAP, or Japanese GAAP (as determined by the Board) and audited by an internationally recognized accounting firm, as determined by the Board.
(b)          As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, financial information for such quarterly period in a form to be agreed amongst the Investors prior to the Investor Transactions Closing.
(c)          As soon as practicable after the end of each month, and in any event within twenty (20) days after the end of each month, monthly operational data of the Group Companies in a form to be agreed amongst the Investors prior to the Investor Transactions Closing.
4.2          Business Plans. No later than sixty (60) days prior to the end of each fiscal year of the Company, (i) JNKI shall cause the Japan Management to provide a comprehensive draft of the proposed Japan Business Plan for the upcoming fiscal year to the Board and (ii) Hudson shall cause the RoW Management to provide a comprehensive draft of  the proposed RoW Business Plan for the upcoming fiscal year to the Board (each of the proposed Japan Business Plan and the proposed RoW Business Plan, the “Proposed Business Plans”).  The Proposed Business Plans for the next fiscal year shall be finalized and approved by the Board no later than December 15 of the then-current fiscal year.  The Board shall approve of the Proposed Business Plans, except that, with respect to any line item(s) that are not within the required parameters or are otherwise not approved by the Board, the line item(s) of the previous approved Japan Business Plan or RoW Business Plan (as applicable) shall continue to apply, and the Company shall conduct its business in accordance therewith, until the Board approval is obtained. Hudson and JNKI shall meet at least once each quarter of the fiscal year, at a time, place and location that is mutually agreed, to engage in discussions and exchange information regarding the progress and results (as well as any estimates or revisions with respect thereto) of the Japan Business Plan and RoW Business Plan, respectively. In connection with such discussions, and otherwise from time to time, the Board may amend the Japan Business Plan and/or RoW Business Plan.
4.3          Access.  The Company shall, and shall cause its and its Subsidiaries’ officers, directors, employees, auditors, legal counsel and other agents to, until such time as a Shareholder, together with its Permitted Transferee(s), directly or indirectly, holds less than the Minimum Ownership Amount, (a) afford the officers, employees, auditors, legal counsel and other agents of such Shareholder, during normal business hours and upon reasonable notice, reasonable access and consultation rights at reasonable times to the officers, employees, auditors, legal counsel, other agents, properties, offices, and other facilities and premises, and to the material books, accounts and records (and shall permit them to make extracts and copies therefrom), of each Group Company, and (b) afford such Shareholder the opportunity to reasonably discuss the affairs, finances and accounts of any Group Company with its officers, employees and agents from time to time as such Shareholder may reasonably request.
SECTION 5

PRE-EMPTIVE RIGHT
5.1          General.  The Company hereby grants to each Investor a pre-emptive right to purchase up to its pro rata share of any New Securities which the Company may, from time to time, propose to sell, offer or issue. An Investor’s pro rata share, for purposes of the pre-emptive right under this Section 5, shall be a fraction, the numerator of which shall be the number of Shares directly or indirectly held by such Investor and its Permitted Transferee(s) on the date of the Issuance Notice and the denominator of which shall be the aggregate number of Shares directly or indirectly held by all Investors and their Permitted Transferee(s) on the date of the Issuance Notice.
5.2          Procedures.
(a)          If the Company proposes to undertake an issuance of New Securities after the date hereof, the Company shall give each Investor written notice (an “Issuance Notice”) of such intention, which shall include: (i) the type and class of New Securities; (ii) the number of such New Securities to be issued; (iii) the per share price of such New Securities; (iv) each Investor’s pro rata share of the New Securities as determined pursuant to Section 5.1; and (v) the other material terms and conditions upon which the Company proposes to issue such New Securities. Each Investor shall have the right to purchase up to such Investor’s pro rata share of such New Securities (as determined pursuant to Section 5.1) at the price per share and upon the other terms and conditions specified in the Issuance Notice and shall have ten (10) days after the Issuance Notice is received (the “Pre-Emptive Period”) to agree to such purchase by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If, at the expiration date of the Pre-Emptive Period, any Investor has not exercised its right to purchase any of its pro rata share of such New Securities, such Investor shall be deemed to have waived all of its rights under this Section 5 with respect to, and only with respect to, the purchase of such New Securities specified in such Issuance Notice.
(b)          If any Investor fails to exercise its pre-emptive right or elects to exercise such right with respect to less than such Investor’s pro rata share of such New Securities (as determined pursuant to Section 5.1), the Company shall, within two (2) Business Days after the end of the Pre-Emptive Period, make such adjustments to the allotment of each Investor who has exercised its pre-emptive right for its full pro rata share of such New Securities (a “Fully Participating Investor”) so that any remaining New Securities may be allocated to such Fully Participating Investors on a pro rata basis based on the shareholding in the Company of such Fully Participating Investors or as may be otherwise agreed among such Fully Participating Investors and notify such Fully Participating Investors in writing of their rights to subscribe for such remaining New Securities. Each Fully Participating Investor shall have a period of five (5) Business Days after the end of the Pre-Emptive Period to notify the Company of the number of remaining New Securities it wishes to subscribe for, if any (such fifth (5th) Business Day being the “Final Pre-Emptive Date”).
(c)          At the closing of such issuance of New Securities (which shall occur within five (5) Business Days after the Final Pre-Emptive Date), the Company shall (i) allot and issue the applicable New Securities to each Investor exercising pre-emptive rights pursuant to this Section 5, (ii) enter each such Investor’s name in the register of members to reflect it as the owner of such New Securities (and within one (1) Business Day thereafter deliver a certified true copy thereof to such Investor), and (iii) if such New Securities are represented by certificates, issue and deliver certificates representing such New Securities to such Investor, in each case against payment by such Investor of the purchase price for such New Securities in accordance with the terms and conditions specified in the Issuance Notice.
5.3          Sales by the Company.  For a period of sixty (60) days after the Final Pre-Emptive Date (not inclusive), the Company may sell any New Securities with respect to which the Investors’ pre-emptive rights under this Section 5 were not exercised, at the same price per share and upon terms and conditions not less favorable to the Company than those specified in the Issuance Notice; provided that the purchaser (if not already a Shareholder and a Party to this Agreement) must agree in writing to be bound by the terms and conditions of this Agreement by signing an adherence agreement to this Agreement substantially in the form attached as Exhibit A, in which case such purchaser shall be considered a Shareholder and a Party to this Agreement. If the Company has not sold such New Securities within such sixty (60) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such New Securities to the Investors in the manner provided in Section 5.2 hereof.
SECTION 6

RESTRICTIONS ON TRANSFER
6.1          General.  No Shareholder shall Transfer any Shares or any right, title or interest therein or thereto unless (a) the Transferee has agreed in writing to be bound by the terms and conditions of this Agreement by signing an adherence agreement to this Agreement substantially in the form attached as Exhibit A in which case such transferee shall be considered a Shareholder and a Party to this Agreement, except when such transferee is already a Party to this Agreement or such Transfer is a pledge of Shares by a Shareholder as part of a bona fide financing arrangement entered into or with a reputable commercial lender or financial institution, in connection with the extension or maintenance of credit and on arms-length market terms, (b) the Transfer complies in all respects with this Agreement and the Company’s Organizational Documents and (c) the Transfer complies in all respects with applicable Law. Any Transfer of Shares by any Shareholder in violation of the preceding sentence shall be null and void and the Company shall not register, and the Shareholders shall procure that no transfer agent registers, such Transfer. The Parties acknowledge that the restrictions on Transfer set forth in this Agreement are reasonable and in the best interests of the Company.
6.2          Permitted Transfers.
(a)          The restrictions set forth in Sections 6.3, 6.4 and 6.5 shall not apply to any Transfer by a Shareholder to its Permitted Transferee(s); provided that if any Permitted Transferee holding Shares Transferred to it by a Shareholder pursuant to this Section 6.2(a) shall no longer qualify as a Permitted Transferee of such Shareholder, the ownership of such Shares shall be deemed to have automatically reverted to such Shareholder, such Permitted Transferee shall promptly return the Shares to such Shareholder or to another Permitted Transferee of such Shareholder in accordance with such Shareholder’s instruction, and such Shareholder shall take all actions necessary to promptly effect, and promptly notify the Company and the other Shareholders of, such return of Shares. The restrictions set forth in Sections 6.3, 6.4 and 6.5 shall also not apply to any Transfer by a Shareholder which is a pledge of Shares by a Shareholder as part of a bona fide financing arrangement entered into or with a reputable commercial lender or financial institution, in connection with the extension or maintenance of credit and on arms-length market terms.

(b)          Without prejudice to Section 6.2(a), any Management Member may Transfer its Shares to the Company through and in accordance with the Employee Incentive Program.
6.3          Prohibited Transfers.
(a)          Except as permitted under Section 6.2, no Management Member may Transfer any Shares held by it.
(b)          Until the earlier of the expiration of the Restricted Period and the consummation of an IPO or Trade Sale, no Shareholder shall Transfer any Shares held by it, except as permitted under Section 6.2. Notwithstanding the foregoing, the expiration of the Restricted Period shall be tolled in the event that the Company has commenced and is continuing to pursue an IPO or Trade Sale; provided that upon the death, resignation or removal for Cause or disability (pursuant to the then-effective employment agreement of such Key Person or by action of the Shareholder that designated the Key Person) of any Key Person, (i) the Restricted Period shall be deemed to have immediately terminated and this Section 6.3(b) shall be of no further force and effect, and (ii) the Shareholders shall engage in good faith discussions regarding whether to cause the Company to commence a Trade Sale.
(c)          Notwithstanding anything to the contrary herein, until the consummation of an IPO or Trade Sale, no Shareholder may Transfer any Shares held by it, and no Group Company shall issue any equity interests, to any Hudson Defined Competitor or JNKI Defined Competitor without the prior written consent of Hudson or JNKI, as applicable.
6.4          Right of First Refusal.
(a)          If after the expiration of the Restricted Period and prior to the consummation of an IPO or Trade Sale, any Shareholder wishes to effect a Transfer (the “Transferring Shareholder”) of all or part of its Shares in the Company, other than to a Permitted Transferee, then prior to entering into any transaction, commitment or arrangement with any potential acquiror of such Shares of the Company (a “Buyer”), the Transferring Shareholder shall deliver to the Specified Investors (excluding the Transferring Shareholder, if applicable) (the “Non-Transferring Shareholders”) a written notice setting forth its binding and irrevocable offer to sell all or a portion of its Shares in the Company (a “ROFR Transfer Notice”), which shall set forth (i) the number of Shares proposed to be sold (the “ROFR Shares”), (ii) the price per share, in cash, that the Transferring Shareholder would be prepared to accept therefor, and (iii) all other material terms and conditions of such proposed Transfer. During the sixty (60) days following the receipt of the ROFR Transfer Notice (such sixty (60)-day period, the “ROFR Acceptance Period”), each Non-Transferring Shareholder shall have the right, but not the obligation, to deliver a written notice to the Transferring Shareholder, setting forth such Non-Transferring Shareholder’s irrevocable election to purchase all, but not less than all, of the ROFR Shares offered by the Transferring Shareholder, for the same price and on the same terms and conditions as set forth in the ROFR Transfer Notice (a “ROFR Notice of Acceptance”). Following the delivery of the ROFR Notice of Acceptance, the Transferring Shareholder and the Non-Transferring Shareholder shall cooperate in good faith to consummate a definitive transaction in accordance with the ROFR Transfer Notice as soon as reasonably possible; provided that if more than one of the Non-Transferring Shareholders timely provides a ROFR Notice of Acceptance, then each of the Non-Transferring Shareholders shall be entitled to purchase no more than its pro rata share of the ROFR Shares.
(b)          If any Non-Transferring Shareholder (i) fails to deliver a ROFR Notice of Acceptance within the ROFR Acceptance Period (which failure shall be deemed to be a waiver of the right of first refusal set forth in this Section 6.4) or (ii) delivers a written notice to the Transferring Shareholder within the ROFR Acceptance Period, but elects not to exercise such right of first refusal ((or, if the Non-Transferring Shareholder elects to exercise its Tag-Along Right pursuant to Section 6.5 (Tag-Along Right), then, subject to Section 6.5 (Tag-Along Right), the Transferring Shareholder shall have the right, at any time within ninety (90) days following the earlier of (x) the end of the ROFR Acceptance Period, or (y) receipt of notice from each Non-Transferring Shareholder pursuant to Section 6.4(b)(ii), to Transfer all (but not less than all) of its ROFR Shares to the Buyer, the identity and ultimate beneficial owners of which (or in the case of a private equity fund, the manager and general partner thereof) shall be notified by the Transferring Shareholder to the Non-Transferring Shareholder no less than thirty (30) days prior to the proposed closing of the Transfer, at a price equal to or higher than such price, and on terms that are not more favorable to the Buyer than the terms, set forth in the ROFR Transfer Notice. If such Transfer is not completed within such ninety (90)-day period, then the provisions of this Section 6.4 shall apply again to any prospective Transfer of such ROFR Shares; provided that, such ninety (90)-day period may be extended by up to thirty (30) additional days if despite the Transferring Shareholder using commercially reasonable efforts to consummate the Transfer to the Buyer, any approvals of Governmental Authorities required to consummate the Transfer to the Buyer have been requested but not yet obtained, or required waiting periods under applicable Law have not expired, during such ninety (90)-day period.
(c)          If any Non-Transferring Shareholder delivers a ROFR Notice of Acceptance within the ROFR Acceptance Period, then the Transferring Shareholder and the Non-Transferring Shareholder or Non-Transferring Shareholders (as applicable) shall use their respective commercially reasonable efforts to (i) obtain all authorizations, consents, orders and approvals of, and make all filings with, all Governmental Authorities that are required to consummate a definitive transaction in accordance therewith (collectively, the “Governmental Approvals”) and (ii) consummate a definitive transaction in accordance therewith (the “ROFR Closing”) as soon as practicable and in any event no later than within ninety (90) days following the expiration of the ROFR Acceptance Period; provided that any Non-Transferring Shareholder may extend such ninety (90)-day period by up to thirty (30) additional days (the “Extension Period”) if despite such Transferring Shareholder using commercially reasonable efforts to consummate the ROFR Closing, any Governmental Approvals required to consummate such ROFR Closing have been requested but not yet obtained, or any material required waiting periods under applicable Law have not expired, during such ninety (90)-day period. In the event that any such Governmental Approvals have not been obtained, or any such waiting periods have not expired, within such ninety (90)-day period or by the end of the Extension Period, as applicable, the Transferring Shareholder and the applicable Non-Transferring Shareholder shall not be required to consummate the ROFR Closing and the Transferring Shareholder shall have the right to proceed with the Transfer to Buyer in accordance with Section 6.4(b); provided, that the applicable Non-Transferring Shareholder shall have the right, but not the obligation, to exercise its Tag-Along Right pursuant to Section 6.5 (Tag-Along Right) by notifying the Transferring Shareholder within fifteen (15) Business Days of the expiration of the ninety (90)-day period for the ROFR Closing or the Extension Period, as applicable.
6.5          Tag-Along Right.
(a)          Subject to prior compliance with the right of first refusal set forth in  Section 6.4 (Right of First Refusal), if any Shareholder wishes to effect a Transfer of its ROFR Shares, other than to a Permitted Transferee, each Non-Transferring Shareholder shall have the right, but not the obligation (a “Tag-Along Right”), to Transfer to the Buyer, for the same price per share consideration (including any premium or non-cash, deferred, contingent or any other consideration or value) applicable to such other Transferring Shareholder (but subject to Section 6.5(d) below), a maximum number of Shares in the Company equal to such Non-Transferring Shareholder’s Tag Pro Rata Share (such Transfer by the Transferring Shareholder together with the Transfer by each applicable Non-Transferring Shareholder exercising its Tag-Along Right, a “Tag-Along Transfer”).

(b)          A Non-Transferring Shareholder may exercise such Tag-Along Right by delivering a written notice to the Transferring Shareholder indicating its intention to exercise its Tag-Along Right and specifying the amount of Shares in the Company that such Non-Transferring Shareholder desires to include in the Tag-Along Transfer up to the maximum number of Shares determined pursuant to Section 6.5(a) (the “Tag-Along Shares”) no later than fifteen (15) Business Days after expiration of (i) the ROFR Acceptance Period, or (ii) the ninety (90)-day period or the Extension Period set forth in Section 6.4(c), as applicable. Upon exercise of its Tag-Along Right by a Non-Transferring Shareholder, the Transferring Shareholder shall cause the Buyer to deliver to such Non-Transferring Shareholder a written bona fide offer to purchase the Tag-Along Shares for the same price per share consideration (including any premium or non-cash, deferred, contingent or any other consideration or value) and on the same terms and conditions applicable to the Transferring Shareholder; provided that, if any deferred consideration (including any in-kind benefits, if any) is part of the purchase price for the Tag-Along Transfer, then the Non-Transferring Shareholder shall be entitled to receive its Tag Pro Rata Share of such deferred consideration, in the same terms and conditions applicable to the Transferring Shareholder.
(c)          If the Buyer fails to purchase the Tag-Along Shares from the Non-Transferring Shareholder or Non-Transferring Shareholders, as applicable, then the Transferring Shareholder shall not be permitted to consummate the proposed Transfer to such Buyer, and any attempt to consummate such Transfer shall be deemed to be in violation of this Agreement, and be null and void ab initio and shall not be recorded on any register of members.
(d)          Notwithstanding anything herein to the contrary, the parties agree that any Transfer by a Non-Transferring Shareholder of the Tag-Along Shares pursuant to its Tag-Along Right shall be made on an “as is, where is” basis, without representations, warranties, covenants or indemnities by such Non-Transferring Shareholder, other than customary representations as to title to the Tag-Along Shares, due authorization, and non-contravention. Any indemnity obligations of such Non-Transferring Shareholder shall be limited to the representations and warranties made by such Non-Transferring Shareholder, shall be several and not joint, and shall be subject to the same proportional limitations applicable to the Transferring Shareholder (including any cap, basket, de minimis, or funding of any indemnity escrow or holdback); provided that (x) in no event shall such Non-Transferring Shareholder be required to assume indemnity obligations (A) in excess of the consideration received by such Non-Transferring Shareholder in the Tag-Along Transfer, or (B) resulting from, relating to, in connection with, or arising out of (1) any breach or inaccuracy of the representations and warranties with respect to any other Shareholder or the Company, (2) fraud, gross negligence or willful misconduct of any other Shareholder or the Company, and (y) such Non-Transferring Shareholder shall not be required to fund any indemnity escrow or holdback or pay any such indemnity in excess of a pro rata amount based on the proportional share of consideration received by such Non-Transferring Shareholder in the Tag-Along Transfer, in respect of the aggregate consideration paid by the Buyer.
6.6          No Circumvention of Share Transfer Restrictions.
(a)          Each Party agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of equity securities directly or indirectly through a person that can itself be sold in order to Transfer an interest in Shares free of such restrictions. Any Transfer or issuance of any equity securities of a Shareholder to any person who is not already an existing equityholder of such Shareholder at the time of the relevant transfer or issuance and which results in a Change of Control of such Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Section 6 that apply in respect of the Transfer of Shares shall thereupon apply in respect of the portion of the Shares (on a pro rata basis equivalent to the portion of equity securities of the Shareholder so transferred or issued) so held by such Shareholder. Any Transfer of any ownership interest in any

Shareholder by a beneficial holder of such interest which results in a Change of Control of such Shareholder shall be deemed a Transfer of a corresponding portion of Shares by such Shareholder and shall be subject to the same restrictions set forth herein; provided that a Transfer of any limited partnership interest in a limited partnership that owns equity securities of a Shareholder shall not be subject to any restriction set forth herein so long as (i) the general partner and fund manager controlling and managing such limited partnership as of the date of this Agreement continue to control and manage such limited partnership after such Transfer, (ii) the ultimate beneficial owners of the fund manager managing such limited partnership as of the date of this Agreement remain substantially the same after such Transfer, and (iii) such Transfer does not violate any applicable Law or stock exchange regulation, including transfer restrictions imposed during a pre-listing period.
SECTION 7

RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS
7.1          Legend.  Each Shareholder understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Shares by such Shareholder:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN A SHAREHOLDERS AGREEMENT ENTERED INTO ON NOVEMBER 14, 2019, AS MAY BE AMENDED FROM TIME TO TIME, BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
7.2          Stop Transfer Instructions.  In order to ensure compliance with the restrictions referred to herein, each Shareholder agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.
SECTION 8

ADDITIONAL AGREEMENTS
8.1          Investor Transactions. Each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions; to make, or cause to be made, all contributions; to file, or cause to be filed, all documents; to give, or cause to be given, all notices under applicable Law or otherwise; to obtain, or cause to be obtained, all authorizations, consents, waivers, approvals, permits or orders under any law, contract or otherwise; to pay or cause to be paid all amounts; and to do, or cause to be done, all other things necessary or desirable in order to consummate and make effective the Investor Transactions. Further, each Party hereto shall use its reasonable best efforts not to take any action or fail to take any action which would reasonably be expected to frustrate the intent and purpose of the Investor Transactions and this Agreement.  In addition, upon the Investor Transactions Closing the Parties agree to cooperate in good faith to amend and restate the Organizational Documents of the Company in order to reflect the terms of this Agreement.
8.2          Exit.
(a)          Each Party agrees to use its reasonable best efforts to support and consummate as soon as reasonably practicable after the Second Anniversary (i) an IPO or (ii) a Trade Sale, including by way of a customary “dual track” process. Each Shareholder shall cooperate in good faith and take any and all measures reasonably required to effect such an IPO or Trade Sale, including voting its Shares and taking, and procuring its designated Directors, if any, to take, all other actions reasonably necessary at the reasonably appropriate time, including (A) voting in favor of or passing resolutions approving an IPO or Trade Sale, as applicable, (B) cooperating in good faith to obtain any necessary third party consents or regulatory approvals, (C) effecting any corporate restructuring, (D) amending the Organizational Documents or financing arrangements of any Group Company, (E) dedicating reasonably requested resources to such IPO or Trade Sale process, (F) providing such reasonable assistance and information as required in relation to the preparation and verification of any prospectus, listing particulars or registration statement in respect of the Listing Vehicle, (G) approving the appointment and removal of Directors or directors of the Listing Vehicle, as applicable, and (H) entering into customary underwriting (or ancillary) documentation in relation to an IPO (including any customary lock-up provisions).
(b)          The Company shall, and shall cause any Listing Vehicle (if applicable) to, (i) keep each Investor reasonably informed of the status of any proposed IPO or Trade Sale, including any “dual track” process, and (ii) consult with each Investor in good faith as reasonably required regarding the structuring and implementation thereof.
(c)          Following the approval of the Board to initiate an IPO process, the Board shall (i) have general control over the organization and the structure of such IPO, and (ii) appoint such advisors as may be necessary or appropriate in connection with such IPO.
(d)          The Company and the Investors shall, and the Company shall cause any Listing Vehicle (if applicable) to, structure and implement any IPO in a manner (i) which ensures all Investors are able (but not obligated) to participate on a pro rata basis in such IPO (based on the number of Shares held, directly or indirectly, by each Investor as set forth opposite such Investor’s name on Schedule A) and (ii) which results in consistent treatment in such IPO amongst Investors.
8.3          Incentive Programs.  The Company shall, and each Shareholder shall cause the Company to, as promptly as practicable after the Investor Transactions Closing, adopt and implement or cause the Board to adopt and implement a management and/or employee equity incentive program (the “Employee Incentive Program”), which shall reflect terms mutually agreeable to the Parties.
8.4          Confidentiality.
(a)          Disclosure of Terms.  (i) The terms and conditions of this Agreement, all exhibits and schedules attached hereto, and the transactions contemplated hereby, including their existence and (ii) any information relating to the business, financial or other affairs (including future plans and targets) of the Group Companies, including information disclosed pursuant to Section 4 (such information under clauses (i) and (ii) above, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any Third Party except as permitted in accordance with this Section 8.4 or in connection with any application or filing made by the Parties for the purpose of achieving an IPO or to bona fide potential purchasers in connection with a Trade Sale.

(b)          Permitted Disclosures.  Notwithstanding the foregoing and subject to any restriction under applicable Laws, the Parties shall be entitled to (A) disclose any Confidential Information to any of their Affiliates and its and their respective officers, directors, employees, equityholders, partners, bankers, lenders, financing sources, accountants and attorneys or other professional advisors on a need-to-know basis where such persons or entities are under appropriate non-disclosure obligations substantially similar to those set forth in this Section 8.4, and (B) disclose any Confidential Information if such Confidential Information has become publicly available (other than by breach of this Agreement).
(c)          Legally Required Disclosure.  In the event that any Party or any of its Affiliates is requested by any court, Governmental Authority or stock exchange or becomes legally required to disclose, under applicable Laws, any Confidential Information, such Party (the “Disclosing Party”) shall, to the extent not prohibited by Law, provide the other Parties with prompt written notice of that fact (or where prior notice is not permitted, as soon as practicably possible after such disclosure to the extent not prohibited by Law) and shall reasonably consult with the other Parties regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other Parties, seek (at the sole expense of the Company) a protective order, confidential treatment or other appropriate remedy. In the event such protective order, confidential treatment or other appropriate remedy is not available or is denied, the Disclosing Party shall furnish only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.
(d)          Other Agreements.  The provisions of this Section 8.4 shall be in addition to, and not in substitution for, the provisions of any non-disclosure or similar agreements entered into by any Group Company and any of the Investors or their respective Affiliates with respect to the transactions contemplated hereby or any employment or other agreement entered into by a Group Company and any Management Member which contains provisions relating to confidentiality.
8.5          Insurance Coverage.  The Company shall purchase promptly following the date hereof, and thereafter maintain, at the Company’s expense, insurance in an amount, and from one or more insurers, that is reasonably satisfactory to all Directors, on behalf of any person who on or after the date hereof is or was a director or officer of the Company or any other Group Company, or is or was serving at the request of the Company or any other Group Company as a director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.  The Organizational Documents of the Company shall at all times provide that the Company shall indemnify the Directors to the maximum extent permitted by applicable Law. The Company shall furnish to any Shareholder upon request evidence that the insurance referred to in this Section 8.5 is in full force and effect and that all applicable premiums have been paid. The provisions of this Section 8.5 shall survive any termination of this Agreement.
8.6          Listing Vehicle.  The Company shall be the sole listing vehicle of the Group Companies, unless another Listing Vehicle is approved by the Board. Each Party agrees not to cause or permit the listing or trading on any securities exchange, automated quotation system, over-the-counter market or other trading market of any securities of any Group Company other than the Company or any other entity whose principal asset is direct or indirect interests in any Group Company or the business or assets of any Group Company without the prior written consent of each Investor. Upon formation of any Listing Vehicle other than the Company, the Parties shall cooperate in good faith and take all steps reasonably required by the Investors to cause all of the provisions set forth in this Agreement (including Section 9.4 but other than provisions that are not applicable to such Listing Vehicle because of its nature or its jurisdiction of organization) to be included, mutatis mutandis, in a shareholders agreement, and in the Organizational Documents, of such Listing Vehicle. In connection with any proposed listing of the Listing Vehicle, the Shareholders shall negotiate in good faith and use reasonable best efforts to agree on a distribution plan and related transfer restrictions with respect to the shares of the Listing Vehicle in order to ensure the orderly and equitable sale of such shares by the Shareholders in connection with and following completion of the listing.
8.7          Registration Rights.  If the IPO and listing of the Shares or shares of another Listing Vehicle occurs on a stock exchange in a jurisdiction in which registration rights have significance, the Company shall (or shall cause the Listing Vehicle), prior to the consummation of such offering and listing, enter into a registration rights agreement with the Investors with respect to the Shares (or shares of the Listing Vehicle, as applicable). The registration rights agreement will contain customary terms and conditions for a transaction of similar type and size.
8.8          Indemnification.  The Company shall indemnify, and hold harmless, each of the Investors and their and their Affiliates’ respective partners, shareholders (and other equityholders), members, directors, officers, fiduciaries, managers, members, controlling persons, employees and agents of each of the partners, shareholders, members, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred by any of the Indemnified Parties before, on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, proceeding or claim against such Indemnified Parties arising directly or indirectly out of or relating to such Indemnified Party’s or its other Indemnified Party’s ownership of Shares, status as an Investor or actual, alleged or deemed control or ability to influence the Company or any of its Subsidiaries or the actual or alleged act or omission of any Director (or any director of any Group Company) designated by such Indemnified Party (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified Party or other related persons) except for such Indemnified Parties’ own willful misconduct or fraud; provided that, for the avoidance of doubt, the foregoing undertaking shall not apply to any action, cause of action, suit, proceeding or claim based on or relating to the loss of value of Shares; provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Laws.  The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instruction to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under applicable Laws or under the Organizational Documents of the Company or any other Group Company and shall extend to such Indemnified Party’s successors and assigns.  Each of the Indemnified Parties shall be a third party beneficiary of the rights conferred to such Indemnified Party in this Section 8.8.
8.9          Compliance with Anti-corruption Laws.
(a)          No Group Company or any of their respective directors, employees, agents or other representatives shall (i) make or give any bribe, rebate, payoff, influence payment, kickback or any other type of payment that would be unlawful under any Anti-corruption Laws, (ii) make an offer to pay, a promise to pay or a payment or transfer of money or anything else of value, or an authorization of such offer, promise, payment or transfer, directly or indirectly, to any Government Official for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any advantage or (D) inducing such Government Official to influence or affect any act or decision of any

Governmental Authority, in each case, in order to assist any Group Company in obtaining or retaining business for or with, or in directing business to, any person, or (iii) take any action otherwise in violation of any Anti-corruption Law.
(b)          Each Group Company shall maintain such policies and procedures in relation to corruption and business ethics as may be required under Anti-corruption Laws applicable to such Group Company and generally accepted standards of business conduct and ethics, including, where applicable, in relation to bribery, gifts and entertainment, political contributions and monitoring, risk assessment and internal audit procedures.
8.10          FATCA.
(a)          The Company intends to comply with any and all obligations under FATCA and to avoid any and all withholding under FATCA (“FATCA Withholding Tax”). Without limiting the foregoing, each Shareholder shall promptly provide to the Company such information regarding the Shareholder (and its direct or indirect beneficial owners or account holders) and representations, certificates or forms as the Company reasonably requests in writing so that the Company or any of its Subsidiaries may (i) enter into, maintain or comply with a FATCA Agreement or any intergovernmental agreement with respect to FATCA, (ii) comply with its obligations in order to avoid any withholding required under FATCA and (iii) comply with any reporting or withholding requirements under FATCA. Each Shareholder shall execute any and all documents, instruments and certificates as the Company may reasonably request in writing or that are otherwise required to effectuate the foregoing and shall take such actions as the Company may reasonably request in writing in connection with the foregoing.
(b)          If a Shareholder (i) does not provide the reasonably requested information as to its direct and indirect beneficial owners and any other information in the possession of such Shareholder required in order for the Company to comply with any and all of its obligations under FATCA or (ii) would not otherwise be exempt from FATCA Withholding Tax, then to the extent any such failure to provide such information or to be exempt from FATCA Withholding Tax directly results in the Company becoming subject to a FATCA Withholding Tax in respect of any item of income paid to or received by the Company that it would not otherwise have been subject to, such Shareholder shall bear the economic burden of such FATCA Withholding Tax through a special allocation of such FATCA Withholding Tax to the Shares held by such Shareholder (which may include compelling the exchange (by redemption and re-subscription) of Shares of any existing class, series or sub-series held by such Shareholder for Shares of a new class, series or sub-series which is charged with such tax ) and/or through the offsetting of an amount equal to any such FATCA Withholding Tax from distributions (including distribution in redemption of Shares) made by the Company to such Shareholder.  The Company shall use commercially reasonable efforts to operate in a manner that ensures that no other Shareholder bears the economic burden of any such FATCA Withholding Tax.
8.11          Tax Information and Assistance.  Subject to the limitations set forth herein, the Company shall promptly furnish to each Investor any information that such Investor may require or reasonably request in order to file tax returns. The Company shall reasonably cooperate with each Investor by providing any additional tax information and/or assisting in the filing of additional tax forms, as reasonably requested by such Investor.
8.12          Tax Status.  The Company shall use reasonable best efforts, and shall ensure that its Subsidiaries use reasonable best efforts, to maintain sufficient commercial substance and ensure that each is otherwise properly managed in a manner that ensures that each is treated as a tax resident only in its jurisdiction of incorporation. In this regard, each of the Company and its Subsidiaries shall ensure that its central management and control is in its jurisdiction of incorporation.

8.13          PFIC.  The Company shall use commercially reasonable efforts to determine whether any Group Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”). Notwithstanding the foregoing, in the event the Company determines that any such entity is a PFIC, the Company shall not be obligated to compute the required tax information so as to allow for a “qualified electing fund” election with respect to such PFIC, but shall allow an Investor, at such Investor’s reasonable request, access to the books and records of such PFIC so as to allow the Investor to compute such information at the Investor’s own expense.
8.14          Withholding Taxes. The Company shall (i) notify each Investor of the amount of any withholding or other taxes imposed by any taxing authority on amounts allocable to, received by, or distributable by, the Company with respect to such Investor (“Withholding Taxes”), (ii) use reasonable best efforts to obtain any exemption from, reduction in, or refund of any Withholding Taxes, (iii) to the extent the exemption from, reduction in, or refund of, Withholding Taxes is required to be applied for by such Investor, advise such Investor of the procedures for obtaining any available reduction or refund of such Withholding Taxes and reasonably assist the Investor with respect thereto, and (iv) otherwise use reasonable best efforts to provide such Investor with such information and documentation as such Investor may reasonably require to enable it to seek any exemption from, reductions in, or refunds of, Withholding Taxes to which such Investor is entitled.
8.15          Significant Shareholder.  The Parties currently anticipate that the Significant Shareholder may agree to make a ten percent (10%) investment in the Company at or prior to the Investor Transactions Closing.  Upon execution of an adherence agreement in accordance with the terms hereof, the Significant Shareholder shall be granted all rights, and undertake all obligations, of an Investor hereunder, in addition to any other rights and obligations set forth herein.  In the event that the Significant Shareholder does not agree to make an investment in the Company and accede to this Agreement prior to the Investor Transactions Closing, then the Parties shall amend this Agreement in order to, among any other mutually agreed appropriate amendments, remove references to the Significant Shareholder.
SECTION 9

MISCELLANEOUS
9.1          Notices.
(a)          All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed to a Party’s address as shown in Exhibit B or in the Company’s records, as may be updated in accordance with the provisions hereof.
(b)          Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective or having been received (i) if delivered by hand, messenger or courier service, when delivered (or if sent via an internationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one Business Day after deposit with such courier), or (ii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, when directed to the relevant electronic mail address, in either case if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the next Business Day. In the event of any conflict with respect to a Party’s address between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records shall control absent fraud or error.

(c)          In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 9.1, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
9.2          Successors and Assigns; Binding Effect; Benefits.
(a)          Subject to Section 9.2(b), no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties and any purported assignment, delegation or transfer in violation of this Section 9.2 is void and of no further force or effect.
(b)          Notwithstanding Section 9.2(a), any Shareholder may at any time following the date of this Agreement transfer its rights or obligations under this Agreement to (i) subject to Section 6.1, any Permitted Transferee(s) of such Shareholder without the written consent of the other Parties and (ii) any person to whom its Shares are Transferred pursuant to and in accordance with the terms of Section 6 and the other provisions of this Agreement.
(c)          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(d)          Except as set forth in Section 8.8, nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Parties or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
9.3          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitration tribunal pursuant to Section 9.7 to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court or arbitration tribunal will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of such illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
9.4          Termination.
(a)          This Agreement shall terminate upon the first to occur of (i) written agreement of such termination among the Parties, (ii) the failure of the Parties to reach an agreement for committed third party financing of the Investor Transactions by December 31, 2019, (iii) the completion of an IPO and (iv) the dissolution of the Company in accordance with the Organizational Documents of the Company and this Agreement.
(b)          In the event this Agreement is terminated in accordance with this Section 9.4, this Agreement shall immediately terminate and cease to have any force or effect, and no Party shall have any liability to the other Parties or their respective Affiliates, directors, officers or employees; provided that the obligations set forth in (i) Section 8.5 (Insurance Coverage) (except in the case of termination pursuant to Section 9.4(a)(ii)), Section 8.8 (Indemnification), Section 9.1 (Notices), this Section 9.4, Section 9.6 (Governing Law) and Section 9.7 (Dispute Resolution), and (ii) to the extent this Agreement was terminated pursuant to Sections 9.4(a)(i), 9.4(a)(ii) or 9.4(a)(iv), Section 8.4 (Confidentiality).

Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to such termination, unless otherwise agreed in writing by the Parties.
(c)          Without prejudice to Section 9.4(a) and Section 9.4(b), except for Transfers made pursuant to Section 6.2, this Agreement shall terminate, as between an Investor and the other Parties only, upon a Transfer pursuant to the provisions of the Organizational Documents of the Company and this Agreement, as a result of which such Investor and its Permitted Transferee(s) no longer hold any Shares.
9.5          Amendment; Waiver.
(a)          This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Investors.
(b)          No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.
9.6          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than New York.
9.7          Dispute Resolution.
(a)          Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be resolved by final and binding arbitration under the Arbitration Rules of London Court of International Arbitration (“LCIA Rules”), except as modified herein.  The seat of arbitration shall be London, England and the arbitration shall be conducted in the English language.
(b)          There shall be three arbitrators (the “Arbitral Tribunal”).  If there are two parties to the arbitration, the claimant shall nominate one arbitrator in the Request, and the respondent shall nominate one arbitrator within the time specified in the LCIA Rules.  If there are more than two parties to the arbitration, the parties shall have thirty (30) days from receipt by respondent(s) of the request for arbitration to agree on the manner in which the first two arbitrators will be nominated and to nominate two arbitrators.  Within twenty (20) days of the confirmation by the LCIA of the appointment of the second arbitrator, the two arbitrators shall nominate a third arbitrator, who shall serve as chair of the Arbitral Tribunal.  On the request of any party to the arbitration, any arbitrator not timely nominated shall be appointed by the LCIA Court in accordance with the LCIA Rules.
(c)          Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party the existence or status of the arbitration or any information related thereto, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.
(d)          The parties expressly agree that no applications or appeals may be made under Section 45 or Section 69 of the English Arbitration Act 1996 with respect to any question of law arising in the course of the arbitration or with respect to any award made.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.
(e)          By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the Arbitral Tribunal shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Arbitral Tribunal’s orders to that effect.  The inclusion of this provision shall not exclude resort to the “Emergency Arbitrator” provisions of the LCIA Rules.
(f)          The award of the Arbitral Tribunal shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any dispute, controversy or claims presented to the Arbitral Tribunal. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.
9.8          Specific Performance.  Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.
9.9          Representations and Warranties.
(a)          Each Party, severally and not jointly, hereby represents and warrants to the other Parties as of the date of this Agreement that: (a) it is a company or limited partnership duly organized or formed, established and validly existing under the Laws of the jurisdiction of its organization or formation, and it has the requisite power and authority to execute, deliver and perform this Agreement (including in respect of any obligations of such Party to cause or procure its Affiliates to take any actions or omit to take any actions pursuant hereto); (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party; (c) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with the terms hereof; and (d) such Party’s execution, delivery and performance of this Agreement will not violate (i) any provision of its Organizational Documents, (ii) any material agreement to which such Party is a party or by which such Party is bound or (iii) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.
9.10          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties that execute such counterparts, and all of which together shall constitute one instrument.
9.11          Further Assurances.  Each Party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
9.12          Conflict; Amendment to Organizational Documents.  In case of any ambiguity, discrepancy or inconsistency between the Organizational Documents of the Company and this

Agreement, it is intended that this Agreement shall prevail and accordingly the Company and the Shareholders shall take all actions necessary or required (including calling a meeting of the Board and/or a Shareholder Meeting and voting Shares or executing any written consent or resolution) to promptly amend such Organizational Documents to ensure that such Organizational Documents are consistent with this Agreement. In furtherance of the foregoing, the Company and the Shareholders shall take all actions necessary or required (including calling a meeting of the Board and/or a Shareholder Meeting and voting Shares or executing any written consent or resolution) to promptly (and in any event within five (5) Business Days after the date of this Agreement) amend the Organizational Documents of the Company to conform with this Agreement to the satisfaction of the Investors.
9.13          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.
9.14          Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and other agreements referenced herein constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof. No Party shall be liable or bound to any other Party in any manner with regard to the subjects hereof by any warranties, representations or covenants except as specifically set forth herein.
9.15          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.
9.16          Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
9.17          Aggregation of Shares.  All Shares held by an Investor and its Permitted Transferee(s) shall be aggregated for purposes of determining the availability of any rights under this Agreement.
9.18          Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Party covenants, agrees and acknowledges that this Agreement may only be enforced against the Parties. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the Parties. No past, present or future officer, director, shareholder (or other equityholder), employee, incorporator, member, partner, agent, attorney, representative or affiliate of any Party (including any person negotiating or executing this Agreement on behalf of a Party) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
9.19          Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
9.20          No Partnership.  Nothing in this Agreement and no action taken by the Parties shall be deemed to constitute a partnership between the Parties or constitute any Party the agent of any other Party for any purpose. No Party shall owe any other Party a duty of care or any fiduciary or equitable duties under this Agreement save as otherwise agreed in writing.
(signature page follows)

The Parties are signing this Shareholders Agreement as of the date stated in the introductory clause.

FUSION-LYNX HOLDINGS

By:	/s/ Chen Rui
Name:	Chen Rui
Title:	Director

[Signature Page to the Shareholders Agreement]

The Parties are signing this Shareholders Agreement as of the date stated in the introductory clause.

JAPAN NK INVESTMENT KK

By:	/s/ Toshi Taga
Name:	Toshi Taga
Title:	Representative Director

[Signature Page to the Shareholders Agreement]

The Parties are signing this Shareholders Agreement as of the date stated in the introductory clause.

HUDSON GLOBAL FINANCE DE II, LLC

By:	/s/ Neil Z. Auerbach
Name:	Neil Z. Auerbach
Title:	Authorized Signatory

[Signature Page to the Shareholders Agreement]

SCHEDULE A
SHAREHOLDING
Name of Investor	Number of Ordinary Shares[1]	Percentage of Shares Held
Japan NK Investment KK	[●]	45.00%
Hudson Global Finance DE II, LLC	[●]	45.00%
Significant Shareholder	[●]	10.00%
Total:	[●]	100%

1 To be inserted upon Investor Transactions Closing.

Schedule A

EXHIBIT A

FORM OF ADHERENCE AGREEMENT
THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on [●], [●].
BY:
[New [Shareholder]/[Investor]], [a [●] organized and existing under the Laws of [●] with its registered address at [●]]/[a [●] citizen with identification number of [●]] (the “New [Shareholder]/[Investor]”).
RECITALS:
(A)          On November 14, 2019, the parties listed at Annex A (the “Existing Parties”) entered into a shareholders agreement (as amended from time to time, the “Shareholders Agreement”).
(B)          Additional shareholders may become party to the Shareholders Agreement pursuant to Section 6.1 of the Shareholders Agreement.
(C)          The New [Shareholder]/[Investor] now wishes to execute this Agreement and to be bound by the terms of the Shareholders Agreement as a [Shareholder]/[Investor] and a Party thereto.
THIS AGREEMENT WITNESSES as follows:
1.          DEFINED TERMS AND CONSTRUCTION.
(a)          Capitalized terms used but not defined herein shall have the meaning set forth in the Shareholders Agreement.
(b)          This Agreement shall be incorporated into the Shareholders Agreement as if expressly incorporated into the Shareholders Agreement.
2.          UNDERTAKINGS.
(a)          Assumption of obligations
The New [Shareholder]/[Investor] undertakes, to each other Party, that it will, with effect from the date hereof, perform and comply with each of the obligations of [insert name of the existing [Shareholder]/[Investor] to the extent applicable (or state “a Shareholder”)] as if it had been a Party at the date of execution thereof, and the Existing Parties agree that where there is a reference to a “[Shareholder]/[Investor]” or a “Party” there it shall be deemed to include a reference to the New [Shareholder]/[Investor], and with effect from the date hereof, all the rights of a [Shareholder]/[Investor] provided under the Shareholders Agreement will be accorded to the New [Shareholder]/[Investor] as if the New [Shareholder]/[Investor] had been a [Shareholder]/[Investor] and a Party under the Shareholders Agreement at the date of execution thereof.
Exhibit A

3.          REPRESENTATIONS AND WARRANTIES.
(a)          The New [Shareholder]/[Investor] represents and warrants to each of the other Parties as of the date of this Agreement as follows:
(i)          [Status.
It is a [company] duly organized, established and validly existing under the Laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.] [if applicable]
(ii)          Due Authorization.
It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New [Shareholder]/[Investor] has been duly authorized by all necessary action on behalf of the New [Shareholder]/[Investor].
(iii)          Legal, Valid and Binding Obligation.
This Agreement has been duly executed and delivered by the New [Shareholder]/[Investor] and constitutes the legal, valid and binding obligation of the New [Shareholder]/[Investor], enforceable against it in accordance with the terms hereof.
(iv)          Noncontravention
The execution, delivery and performance of this Agreement by the New [Shareholder]/[Investor] will not violate (A) [any provision of its Organizational Documents] [if applicable], (B) any material agreement to which it is a party or by which it is bound or (C) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to it.
4.          NOTICE.
For the purposes of Section 9.1 of the Shareholders Agreement, the New [Shareholder]/[Investor]’s address is: [●].
5.          GOVERNING LAW.
This Agreement shall be governed by, and construed in accordance with, the Laws of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than New York.
6.          DISPUTE RESOLUTION.
(a)          Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be resolved by final and binding arbitration under the Arbitration Rules of London Court of International Arbitration (“LCIA Rules”), except as modified herein.  The seat of arbitration shall be London, England and the arbitration shall be conducted in the English language.
(b)          There shall be three arbitrators (the “Arbitral Tribunal”).  If there are two parties to the arbitration, the claimant shall nominate one arbitrator in the Request, and the respondent shall nominate one arbitrator within the time specified in the LCIA Rules.  If there are more than two parties to
Exhibit A

the arbitration, the parties shall have thirty (30) days from receipt by respondent(s) of the request for arbitration to agree on the manner in which the first two arbitrators will be nominated and to nominate two arbitrators.  Within twenty (20) days of the confirmation by the LCIA of the appointment of the second arbitrator, the two arbitrators shall nominate a third arbitrator, who shall serve as chair of the Arbitral Tribunal.  On the request of any party to the arbitration, any arbitrator not timely nominated shall be appointed by the LCIA Court in accordance with the LCIA Rules.
(c)          Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party the existence or status of the arbitration or any information related thereto, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.
(d)          The parties expressly agree that no applications or appeals may be made under Section 45 or Section 69 of the English Arbitration Act 1996 with respect to any question of law arising in the course of the arbitration or with respect to any award made.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.
(e)          By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the Arbitral Tribunal shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Arbitral Tribunal’s orders to that effect.  The inclusion of this provision shall not exclude resort to the “Emergency Arbitrator” provisions of the LCIA Rules.
(f)          The award of the Arbitral Tribunal shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any dispute, controversy or claims presented to the Arbitral Tribunal. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.
7.          SPECIFIC PERFORMANCE.
Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.
(signature page follows)

Exhibit A

IN WITNESS WHEREOF, the New [Shareholder]/[Investor] has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.
[New [Shareholder]/[Investor]’s Name]

By:
Name:
Title:

Notice details

Address:	[●]

Facsimile:	[●]

E-mail:	[●]

with a copy to (which shall not constitute notice):

[●]

Address:	[●]

Facsimile:	[●]

E-mail:	[●]

Exhibit A

ANNEX A (ADHERENCE AGREEMENT)
EXISTING PARTIES TO SHAREHOLDERS AGREEMENT
Japan NK Investment KK
Hudson Global Finance DE II, LLC
[Significant Shareholder]

Exhibit A

EXHIBIT B
NOTICE ADDRESSES
Company:
Fusion-Lynx Holdings
c/o Japan NK Investment KK
9th Fl. Kotobuki Bldg.,
10-4, Iwamotocho-3chome, Chiyoda-ku, Tokyo 101-0032
Japan
Attention: Toshi Taga
Facsimile: +81-3-5839-2048
E-mail: t.taga@jnki.net

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Izumi Garden Tower, 21st Floor
1-6-1, Roppongi, Minato-ku, Tokyo, 106-6021
Japan
Attention: Kenji Taneda
Facsimile: +81-3-3568-2626
E-mail: kenji.taneda@skadden.com

JNKI:
Japan NK Investment KK
9th Fl. Kotobuki Bldg.,
10-4, Iwamotocho-3chome, Chiyoda-ku, Tokyo 101-0032
Japan
Attention: Toshi Taga
Facsimile: +81-3-5839-2048
E-mail: t.taga@jnki.net

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Izumi Garden Tower, 21st Floor
1-6-1, Roppongi, Minato-ku, Tokyo, 106-6021
Japan
Attention: Kenji Taneda
Facsimile: +81-3-3568-2626
E-mail: kenji.taneda@skadden.com

Hudson:
Hudson Global Finance DE II, LLC
c/o Hudson Sustainable Investments, LLC
850 Third Avenue, Suite 1306
New York, New York 10022
United States
Attention: Neil Auerbach
E-mail: neil.auerbach@hudsonsi.com

With a copy (which shall not constitute notice) to:

Exhibit B

K&L Gates LLP 599 Lexington Avenue New York, NY 10022 United States Attention: Ed Dartley, Esq. Facsimile: +1-212-536-3901 E-mail: ed.dartley@klgates.com

Exhibit B